News Release

HOPE BANCORP DECLARES QUARTERLY CASH DIVIDEND OF $0.14 PER SHARE

LOS ANGELES - October 28, 2024 - Hope Bancorp, Inc. (the “Company”) (NASDAQ: HOPE) today announced that its Board of Directors declared a quarterly cash dividend of $0.14 per common share. The dividend is payable on or about November 21, 2024, to all stockholders of record as of the close of business on November 7, 2024.

About Hope Bancorp, Inc.
Hope Bancorp, Inc. (NASDAQ: HOPE) is the holding company of Bank of Hope, the first and only super regional Korean American bank in the United States with $17.35 billion in total assets as of September 30, 2024. Headquartered in Los Angeles and serving a multi-ethnic population of customers across the nation, the Bank provides a full suite of commercial, corporate and consumer loans, including commercial and commercial real estate lending, SBA lending, residential mortgage and other consumer lending; deposit and fee-based products and services; international trade financing; and cash management services, foreign currency exchange solutions, and interest rate derivative products, among others. Bank of Hope operates 46 full-service branches in California, Washington, Texas, Illinois, New York, New Jersey, Alabama, and Georgia. The Bank also operates SBA loan production offices, commercial loan production offices, and residential mortgage loan production offices in the United States; and a representative office in Seoul, Korea. Bank of Hope is a California-chartered bank, and its deposits are insured by the FDIC to the extent provided by law. Bank of Hope is an Equal Opportunity Lender. For additional information, please go to www.bankofhope.com. By including the foregoing website address link, the Company does not intend to and shall not be deemed to incorporate by reference any material contained or accessible therein.

Contacts:

Julianna Balicka	Angie Yang
EVP & Chief Financial Officer	SVP, Director of Investor Relations & Corporate Communications
213-235-3235	213-251-2219
julianna.balicka@bankofhope.com	angie.yang@bankofhope.com

# # #